SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant [    ]

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NEUROGEN CORPORATION

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(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROGEN CORPORATION
35 Northeast Industrial Road
Branford, Connecticut06405

April 8, 2004

To the Stockholders of Neurogen Corporation:

On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Stockholders of Neurogen Corporation. The Special Meeting will be held on April 19, 2004, at 9:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, 10019.

The Special Meeting is being held for the following purposes as described in the enclosed proxy statement:

  To consider and vote upon a proposal to approve the issuance and sale, in a private placement, of approximately $100 million of our common stock, par value $0.025 per share, or 14,285,760 shares, at a price of $7.00 per share, pursuant to a Securities Purchase Agreement dated as of March 19, 2004, by and between Neurogen Corporation, Warburg Pincus Private Equity VIII, L.P., entities affiliated with Baker Brothers Investments and entities affiliated with the Tisch family, as amended by a letter agreement dated March 26, 2004; and
  To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

It is important that your views be represented whether or not you are able to be present at the Special Meeting. Please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage-paid envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Special Meeting if a quorum of outstanding shares is not present or represented by proxy. If you attend the Special Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Special Meeting.

Sincerely, /s/ William H. Koster ------------------------------------- William H. Koster President and Chief Executive Officer

NEUROGEN CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on April 19, 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Neurogen Corporation will be held on April 19, 2004, at 9:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, 10019, for the following purposes:

  To consider and vote upon a proposal to approve the issuance and sale, in a private placement, of approximately $100 million of our common stock, par value $0.025 per share, or 14,285,760 shares, at a price of $7.00 per share, pursuant to a Securities Purchase Agreement dated as of March 19, 2004, by and between Neurogen Corporation, Warburg Pincus Private Equity VIII, L.P., entities affiliated with Baker Brothers Investments and entities affiliated with the Tisch family, as amended by a letter agreement dated March 26, 2004; and
  To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

This Notice is accompanied by a form of proxy and a Proxy Statement. The foregoing items of business are more fully described in the Proxy Statement.

As described in the enclosed materials, the Board of Directors recommends a vote "for" the Proposal: Approval of the Private Placement.

In accordance with the Company's By-laws, the close of business on April 5, 2004 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

By order of the Board of Directors, /s/ Stephen R. Davis ------------------------------------- Stephen R. Davis Secretary
Branford, Connecticut April 8, 2004

IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you returned a proxy.

NEUROGEN CORPORATION
PROXY STATEMENT

General

 The enclosed proxy is solicited on behalf of the Board of Directors of Neurogen Corporation ("we," "us," the "Company" or "Neurogen") for use at the Special Meeting of Stockholders to be held on April 19, 2004, at 9:00 a.m., local time, or at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement contains important information for you to consider when deciding on how to vote on the matters brought before the Special Meeting. The Special Meeting will be held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, 10019. The purposes of the Special Meeting are set forth in the attached Notice of Special Meeting of Stockholders.

We intend to mail this Proxy Statement, the Notice of Special Meeting of Stockholders and the form of proxy to all stockholders on or about April 8, 2004.

Record Date and Share Ownership

Only stockholders of record on the Company's books at the close of business on April 5, 2004 (the "Record Date") are entitled to vote at the Special Meeting. At the Record Date, 19,892,646 shares of the Company's Common Stock, par value $.025 per share (the "Common Stock"), were issued and outstanding. From the date this Proxy Statement is mailed until the date of the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be open for examination during ordinary business hours at the offices of our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038. For information concerning stock ownership by certain stockholders, including certain stockholders who are parties to the Securities Purchase Agreement referred to above, see "Security Ownership of Principal Stockholders and Management."

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation prior to the voting of the proxy or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of Common Stock held of record in his or her name on the Record Date on each matter submitted to a vote at the Special Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Special Meeting.

If properly executed and received by the Company before the Special Meeting, any proxy representing shares of Common Stock entitled to be voted at the Special Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made, will be voted on such proposal in accordance with the recommendation of the Board of Directors.

A quorum of stockholders is necessary to hold a valid Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, excluding any shares owned by the Company, is necessary to constitute a quorum. The approval of the proposal presented at the Special Meeting will require the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting. Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions and broker non-votes will be counted in determining whether a quorum is present. However, broker non-votes and abstentions are not counted as votes cast and, therefore, will have no effect on the vote total for any proposal.

When you sign the proxy card, you appoint William H. Koster and Stephen R. Davis, or each of them, as your representatives at the Special Meeting. William H. Koster or Stephen R. Davis will vote your shares, as you have instructed them on the proxy card, at the Special Meeting. In this manner, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Special Meeting in the event your plans change.

The cost of soliciting proxies will be borne by the Company. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by mail and may be supplemented by telephone, telegram or personal solicitation by certain of the directors, officers and regular employees of the Company, or at the Company's request, by MacKenzie Partners, Inc., a professional proxy solicitor. No additional compensation will be paid for directors, officers or regular employees for such services, but MacKenzie Partners, Inc., will be paid its customary fee, estimated to be $10,000, for its solicitation services.

Pursuant to Delaware law, the Board of Directors has appointed an inspector to act at the Special Meeting. The inspector shall carry out the duties imposed pursuant to Section 231 of the Delaware General Corporation Law, including the counting of votes.

Voting Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers, or other agents, rather than the Company's proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and internet votes of proxies. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote your proxy for those shares telephonically by calling the telephone number shown on the form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

Stockholders' Proposals to be Presented at the Company's 2004 Annual Meeting of Stockholders

Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must have been received by the Company, at its principal executive offices not later than March 15, 2004 for inclusion in the proxy statement and proxy relating to the 2004 Annual Meeting of Stockholders.

In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal no later than May 15, 2004.

Dissenters' Right of Appraisal

Under Delaware law, there are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Special Meeting.

PROPOSAL:
APPROVAL OF THE PRIVATE PLACEMENT

Introduction

We are asking you to approve the following proposed transaction (the "Private Placement"): the issuance and sale, in a private placement, of approximately $100 million of our Common Stock, or 14,285,760 shares, at a price of $7.00 per share, pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of March 19, 2004, by and between Neurogen Corporation, Warburg Pincus Private Equity VIII, L.P., entities affiliated with Baker Brothers Investments and entities affiliated with the Tisch family, as amended by a letter agreement dated March 26, 2004 (the "Side Letter").

This Introduction includes a brief summary of some of the principal terms of the Private Placement. A more detailed description is contained below in this Proxy Statement under the captions "Effects of the Proposed Private Placement on Existing Stockholders," "Summary of Terms of Securities Purchase Agreement" and "Relationship of Certain Investors to the Company." This summary and the more detailed descriptions below are qualified by reference to the Securities Purchase Agreement and the Side Letter included as exhibits to our Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on March 29, 2004.

Warburg Pincus LLC is a global private equity firm and a leading investor in healthcare, biotechnology and specialty pharmaceuticals. Since 1971, Warburg Pincus LLC has sponsored 10 private equity investment funds with committed capital in excess of $19 billion. The firm is currently investing its eighth global fund, Warburg Pincus Private Equity VIII, which had a final closing in 2002 at $5.3 billion.

Baker Brothers Investments is a life sciences focused investment firm founded by Felix Baker, Ph.D., and Julian Baker. It is one of the larger private sources of capital focused on publicly traded life sciences companies. Dr. Felix Baker and Julian Baker are managing partners of Baker Brothers Investments and are members of our Board of Directors. See "Relationship of Certain Investors to the Company."

Reasons for the Transaction

The principal reason for the Private Placement is to provide us with additional capital in order to more fully capitalize on our ability to discover and advance new drug candidates in important areas of unmet medical need. Historically, we have been, on multiple occasions, among the leaders to discover new drug candidates in important new areas of research. To date, a key element of our business plan has been to partner these discoveries with large pharmaceutical companies at an early stage of development. While we believe this "partnering early" approach has many merits, and we plan to continue to pursue this approach on select programs, we believe it does not alone provide sufficient capital to pursue individual drug programs to an optimal stage for partnering or allow us to take full advantage of our core drug discovery capabilities.

We believe that obtaining the additional capital through the Private Placement will give us greater flexibility to selectively retain rights to programs that are attractive for internal development and pursue those programs to more advanced stages. To the extent we are successful in advancing select programs, we believe we can establish more valuable partnerships which provide our stockholders with a greater portion of the commercial rights and enable us to better protect the Company's interests by maintaining greater control in the development process.

We believe that obtaining the additional capital through the Private Placement will also enable us to more fully exploit the capabilities of our drug discovery platform by expanding and enhancing our capacity to pursue new drug targets. We believe this should enable us to increase our rate of discovery of new drug candidates and in turn provide additional opportunities for partnering future programs at optimal stages. Additionally, we believe this capital may enable us to change the mix of target areas where we apply our discovery platform in order to pursue drug targets which may be more attractive for internal development.

We believe that the best option for us is to obtain the additional financing necessary to pursue the objectives described above through the Private Placement.

Background of the Private Placement

Our Board of Directors and senior management considered the need for financing and financing alternatives prior to entering into the Securities Purchase Agreement for the Private Placement. Over the last 12 months our senior management has met with several private equity groups and investment banks expert in both public offerings and private placements. Approximately three months ago, our senior management team commenced discussions with three private equity groups, including Warburg Pincus LLC and Baker Brothers Investments, to consider a potential private placement, and since that time, our senior management has met with Warburg Pincus LLC and Baker Brothers Investments on an ongoing basis and has discussed potential financing transactions. During the last 12 months, we also evaluated, and our Board of Directors considered, our prospects for other types of financing and strategic alternatives, including: financing through a public offering; additional corporate partnering transactions relating to our unpartnered programs and the potential costs and benefits of partnering programs at an early stage of development; acquisitions of other companies with substantial cash balances or advanced clinical programs; and the possible sale of the Company to larger companies with greater capital resources. Our Board of Directors ultimately determined these financing and strategic alternatives were not in our stockholders' best interests. In discussing the Warburg Pincus LLC and Baker Brothers Investments financing proposals, the Board of Directors consulted our senior management, reviewed a significant amount of information and considered numerous factors including, but not limited to, the size and timing of the financing proposals, the identity of the investors and their relationship to us, the impact of such a large financing on our current stockholders, and the flexibility such funding may give us in adapting our business plan.

Warburg Pincus LLC and Baker Brothers Investments conducted their due diligence during the first quarter of 2004. At meetings in February 2004, our Board of Directors considered the prospects for a private placement and weighed the potential merits and costs of such a financing, together with alternative financing structures. In early March 2004, Warburg Pincus LLC delivered to us and our outside counsel a series of preliminary term sheets summarizing the principal terms and conditions of various proposed transactions with Warburg Pincus LLC and Baker Brothers Investments. In mid-March 2004, Warburg Pincus LLC's counsel provided us and our outside counsel with a proposed definitive agreement based on the most recent term sheet and the discussions between us and Warburg Pincus LLC and Baker Brothers Investments. Following receipt of the agreement, we, Warburg Pincus LLC, Baker Brothers Investments, representatives of the Tisch family and respective legal counsel, discussed and negotiated the structure of the Private Placement and the Securities Purchase Agreement.

At meetings of our Board of Directors held on March 17 and 18, 2004, the Board of Directors approved the Private Placement and authorized the Company to enter into the Securities Purchase Agreement. Julian and Felix Baker recused themselves from these votes. In the course of reaching its decision to approve and adopt the Private Placement and the Securities Purchase Agreement, our Board of Directors:

  reviewed its previous discussions concerning the Warburg Pincus LLC and Baker Brothers Investments proposals and other financing alternatives;
  further consulted our senior management; and
  reviewed a significant amount of information and considered numerous additional factors specific to the Securities Purchase Agreement and the Private Placement, including, but not limited to the use of proceeds and potential benefits of the transaction, the size of the transaction and dilution to existing stockholders, the purchase price and the identity of the investors and their relationship to us.

On March 19, 2004, we, Warburg Pincus Private Equity VIII, L.P., Baker Brothers Investments and representatives of the Tisch family signed the Securities Purchase Agreement. The purchase price thereunder was at a premium to the market price at the time the Securities Purchase Agreement was executed. We issued a press release on March 19, 2004 announcing the transaction. On March 26, 2004, we and the investors under the Securities Purchase Agreement entered into the Side Letter to update the allocation among such investors of the shares of Common Stock to be purchased pursuant to the Securities Purchase Agreement. We filed copies of the Securities Purchase Agreement and the Side Letter as exhibits to our Current Reports on Form 8-K filed with the SEC on March 29, 2004.

Completion of the Private Placement is subject to the stockholder approval being solicited by this Proxy Statement and the fulfillment of other customary closing conditions under the Securities Purchase Agreement. See "Summary of Terms of Securities Purchase Agreement – Conditions to Closing."

Effects of the Proposed Private Placement on Existing Stockholders

Because of the large number of shares of Common Stock proposed to be issued in the Private Placement, particularly in relation to the current number of shares of Common Stock outstanding, existing stockholders not party to the Securities Purchase Agreement will be subject to substantial dilution, and will own a smaller percentage of our outstanding Common Stock, if the Private Placement is consummated.

The shares of Common Stock to be issued and sold pursuant to the Securities Purchase Agreement are entitled to certain registration rights. Therefore, if sales of such shares are registered, such shares are expected to be freely transferable without restriction under the Securities Act of 1933, as amended (but may be subject to the short-swing profit rules and other restrictions under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Such free transferability could materially and adversely affect the prevailing market price of the Common Stock, whether due to a significant number of shares being sold into the market, or due to the perception that such sales could occur. A material adverse effect on the market price of our Common Stock could make it more difficult for us to raise funds through a public offering of our equity securities in the future. See "Summary of Terms of Securities Purchase Agreement – Registration Rights."

Because each of the investors under the Securities Purchase Agreement will beneficially own a large percentage of our outstanding Common Stock upon the consummation of the Private Placement, they will each have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the approval of mergers, consolidations and the sale of all or substantially all of our assets. See "Summary of Terms of Securities Purchase Agreement – Number of Shares Sold."

Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Private Placement.

Summary of Terms of Securities Purchase Agreement

General

The summaries of the Securities Purchase Agreement and the Side Letter below are qualified by reference to the copies of the Securities Purchase Agreement and the Side Letter included as exhibits to our Current Reports on Form 8-K filed with the SEC on March 29, 2004. For a more complete understanding of the terms of the Securities Purchase Agreement and the Side Letter, we urge you to read the agreements.

Number of Shares Sold

The table below sets forth, as of April 2, 2004, the number of shares of Common Stock owned by each of the investors before the Private Placement, the number of shares of Common Stock to be purchased by such investors in the Private Placement and the percentage ownership of such investors before and after completion of the Private Placement:

Beneficial Owner	Number of shares beneficially owned before Private Placement	Percent of beneficial ownership before Private Placement	Number of shares to be purchased in Private Placement	Number of shares beneficially owned after Private Placement	Percent of beneficial ownership after Private Placement

Baker Brothers Investments and affiliated entities (1)(3)	856,992 (2)	4.3%	4,642,899	5,499,891 (2)	16.0%

Persons and entities affiliated with the Tisch family (3)	3,041,100	15.3%	1,071,432	4,112,532	12.0%

Warburg Pincus Private Equity VIII, L.P.	-	- %	8,571,429	8,571,429	25.1%

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(1) Shares of Common Stock to be purchased in the Private Placement will be allocated to entities controlled by Julian C. Baker and Dr. Felix J. Baker.

(2) The information includes shares of Common Stock such persons and entities have the right to acquire under stock options exercisable within 60 days of April 2, 2004.

(3) See "Effect of the Proposed Private Placement on Existing Stockholders," "Relationship of Certain Investors to the Company" and "Security Ownership of Principal Stockholders and Management."

Representations and Warranties

The Securities Purchase Agreement contains representations and warranties by us relating to, among other things: our corporate organization; capitalization and the authorization, binding effect and enforceability of the Securities Purchase Agreement and our obligations thereunder; consents and approvals; the absence of certain defaults and conflicts; certain of our filings with the SEC; the absence of material adverse changes, certain material developments and material litigation; compliance with law, absence of certain undisclosed liabilities; employee matters; tax matters; intellectual property matters; title to assets and condition of properties; insurance matters; transactions with related parties; absence of registration rights; the offering of the common stock; compliance with the Nasdaq National Market ("Nasdaq") stock market rules; and investment company status.

The Securities Purchase Agreement also contains representations and warranties by the investors relating to, among other things: their investment intent; their status as qualified institutional investors or accredited investors; the authorization, binding effect and enforceability of the Securities Purchase Agreement and their obligations thereunder; consents and approvals; the absence of defaults and conflicts; and their status as interested stockholders under Section 203 of the Delaware General Corporation Law.

The Securities Purchase Agreement also contains a representation and warranty by the Company to render the provisions of the Delaware business combination statute (Section 203 of the Delaware General Corporation Law) inapplicable as it relates to such investors.

Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period prior to the date of determination did own, 15% or more of the corporation's outstanding voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock of the corporation, excluding stock held by that interested stockholder.

A business combination generally includes:

mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;
specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and
other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, among other things and subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute. We have not adopted any provision in our Certificate of Incorporation or By-laws to "opt out" of the Delaware business combination statute.

Certain Subscription Rights

Pursuant to the Securities Purchase Agreement, if at any time after March 19, 2004, we decide to issue equity securities (including, without limitation, Common Stock, any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities), except as specified below, then as to each of Warburg Pincus Private Equity VIII, L.P., certain entities affiliated with Baker Brothers Investments as a group and certain entities affiliated with the Tisch family as a group, for so long as such investor or "investor group" beneficially owns at least 5% of our Common Stock, we will be required to offer to each such investor (or investor group) a portion of the equity securities proposed to be issued equal to the percentage of the Common Stock owned by such investor (or investor group) multiplied by the total number of equity securities proposed to be issued.

The foregoing subscription rights shall not apply in the following events:

  the issuance of any shares of equity securities in the ordinary course to employees, directors, consultants or advisors to Neurogen pursuant to any employee benefit plan approved by the Board of Directors;
  any equity securities issued as consideration in connection with an acquisition, merger or consolidation by Neurogen provided such acquisition, merger or consolidation has been approved by the Board of Directors; or
  warrants issued in connection with a lease or similar financing approved by the Board of Directors.

Registration Rights

The Securities Purchase Agreement will require us to file with, and have declared effective by, the SEC, a registration statement to enable the resale by the various investors of the shares of Common Stock to be purchased in the Private Placement. We must file the registration statement no later than 30 days after the transaction closes and ensure that such registration statement becomes effective no later than 60 days after it is filed with the SEC, subject to SEC review.

We will be required to keep the registration statement current and effective until the earlier of (i) the date that is two years from the closing date of the Private Placement or (ii) the date on which all shares registered under the registration statement have been sold. We will also be required to take other actions customary to such registration requirements and related registration rights.

We will bear all expenses (other than underwriting commissions and discounts, if any) in connection with the foregoing. Under the Securities Purchase Agreement, we have also agreed to pay reasonable fees and disbursements of one counsel for the investors with respect to the exercise of such registration rights, in an amount not to exceed $20,000.

Corporate Governance

Pursuant to the Securities Purchase Agreement, we have agreed that effective upon the closing of the transactions contemplated thereunder, we shall have elected two specified designees of Warburg Pincus Private Equity VIII, L.P., Stewart Hen and Jonathan S. Leff, to our Board of Directors. See "Summary of Terms of Securities Purchase Agreement – Conditions to Closing." Messrs. Hen and Leff are general partners of Warburg Pincus & Co. and managing directors and members of Warburg Pincus LLC. Warburg Pincus & Co. is the sole general partner of Warburg Pincus Private Equity VIII, L.P. As stated above, Warburg Pincus Private Equity VIII, L.P. is managed by Warburg Pincus LLC.

In addition, for as long as Warburg Pincus Private Equity VIII, L.P. beneficially owns at least 5% of the Common Stock or 100% of the shares of the Common Stock acquired by such investor pursuant to the Securities Purchase Agreement, it shall have the right to have one observer attend all meetings of the Board of Directors. For as long as certain entities affiliated with Baker Brothers Investments beneficially own at least 5% of the Common Stock or 100% of the shares of the Common Stock acquired by such investor group pursuant to the Securities Purchase Agreement, they shall have the right to have one observer attend all meetings of the Board of Directors. For as long as certain persons and entities affiliated with the Tisch family beneficially own at least 5% of the Common Stock or 100% of the shares of the Common Stock acquired by such investor group pursuant to the Securities Purchase Agreement, they shall have the right to have one observer attend all meetings of the Board of Directors.

Each observer shall be entitled to receive notice of all meetings of the Board of Directors at the same time and in the same manner as the Board of Directors, and shall be entitled to receive all Board packages and related materials, to the same extent as members of the Board of Directors.

Certain Other Covenants and Agreements

Pursuant to the Securities Purchase Agreement, we have agreed to certain covenants, including without limitation, operating in the ordinary course of business prior to the closing of the Private Placement and using our reasonable best efforts to obtain stockholder approval of the Securities Purchase Agreement and the Private Placement. We have also granted the investors under the Securities Purchase Agreement certain access to our properties and books and records and certain rights to consult with our officers, directors, key employee and independent public accountants, so long as the investor exercising such rights beneficially owns 5% of the Common Stock.

Conditions to Closing

The obligation of the investors to effect the closing pursuant to the Securities Purchase Agreement is conditioned on the satisfaction or waiver of the following conditions:

(1)	our performance of our agreements under the Securities Purchase Agreement;

(2)	the accuracy of our representations and warranties contained in the Securities Purchase Agreement as of the closing date;

(3)

our performance and compliance in all material respects with all agreements, covenants and conditions contained in the Securities Purchase Agreement required to be performed or complied prior to or on the closing date;

(4)	the absence of an effective injunction or similar order prohibiting the consummation of the transactions contemplated by the Securities Purchase Agreement;

(5)	the receipt of customary opinions from our in-house counsel and our outside legal counsel;

(6)

the absence of developments in the business of Neurogen and its subsidiary which would be reasonably likely to have a material adverse effect on, or material adverse change in, or group of such effects on or changes in the business, properties, assets, liabilities, operations or condition (financial or otherwise) of Neurogen and its subsidiary, taken as a whole;

(7)	the election of two specified designees of Warburg Pincus Private Equity VIII, L.P., Messrs. Hen and Leff, to our Board of Directors;

(8)	compliance with Nasdaq stock market rules and regulations regarding the issuance of the shares of common stock as contemplated by the Securities Purchase Agreement;

(9)	the approval by our stockholders of the Securities Purchase Agreement and the transactions contemplated thereunder;

(10)	the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

(11)	the receipt of customary officer's and secretary's certificates; and

(12)	the investors being satisfied with the proceedings to be taken in connection with the transactions contemplated by the Securities Purchase Agreement and related documents.

   Our obligation to effect the closing pursuant to the Securities Purchase Agreement is conditioned on the satisfaction or waiver of the following conditions:

(1)	the performance by the applicable investors of their agreements under the Securities Purchase Agreement;

(2)	the accuracy of the representations and warranties of the applicable investors contained in the Securities Purchase Agreement as of the closing date;

(3)

the performance and compliance in all material respects with all agreements, covenants and conditions contained in the Securities Purchase Agreement required to be performed or complied by the applicable investors prior to or on the closing date;

(4)	the receipt of customary officer's closing certificates;

(5)	the absence of an effective injunction or similar order prohibiting the consummation of the transactions contemplated by the Securities Purchase Agreement;

(6)	the purchase by the applicable investors of the shares of Common Stock pursuant to the terms and conditions of the Securities Purchase Agreement;

(7)	our being satisfied with the proceedings to be taken in connection with the transactions contemplated by the Securities Purchase Agreement and related documents;

(8)	the approval by our stockholders of the Securities Purchase Agreement and the transactions contemplated thereunder; and

(9)	the expiration of any waiting period under the HSR Act.

Termination

The Securities Purchase Agreement may be terminated as follows:

  by mutual written consent of Neurogen and investors thereunder having commitments to purchase at least 70% of the shares of the Common Stock to be sold under the Securities Purchase Agreement;
  by either us, Warburg Pincus Private Equity VIII, L.P., certain entities affiliated with Baker Brothers Investments acting as a group and certain entities affiliated with the Tisch family acting as a group, if the closing under such agreement shall not have occurred on or prior to June 30, 2004 (unless such date is extended by mutual written consent); provided, that any termination under this provision by Warburg Pincus Private Equity VIII, L.P., certain entities affiliated with Baker Brothers Investments acting as a group and certain persons and entities affiliated with the Tisch family acting as a group, shall only be effective as to such investor or investor group; or
  by us, for any material breach of the Securities Purchase Agreement by the investors, or by the investors for any material breach of the Securities Purchase Agreement by us.

In the event of a termination pursuant to the foregoing, the Securities Purchase Agreement shall become null and void and have no effect, with no liability on the part of Neurogen or the investors thereunder, or their members, partners, directors, officers, agents or stockholders, with respect to the Securities Purchase Agreement, except for (i) the liability of the Company for certain expenses (see "Summary of Terms of Securities Purchase Agreement - Expenses") and (ii) certain liabilities for any breach of any representation, warranty or covenant contained in the Securities Purchase Agreement.

Expenses

Pursuant to the Securities Purchase Agreement, we have agreed to reimburse the investors thereunder for fees and expenses incurred in connection with such agreement and the transactions contemplated thereunder, including fees and expenses of counsel, accountants and other consultants, in an amount not to exceed $400,000 in the aggregate.

Side Letter

Pursuant to the Side Letter, we and the investors under the Securities Purchase Agreement updated the allocation among such investors of the shares of Common Stock to be purchased pursuant to the Securities Purchase Agreement.

Use of Proceeds

We intend to use the proceeds from the Private Placement as additional working capital in order to expand our research and development programs and for general corporate purposes. See "Reasons for the Transaction."

Relationship of Certain Investors to the Company

As of April 2, 2004, entities affiliated with Baker Brothers Investments currently own 856,992 shares of our Common Stock, representing beneficial ownership of approximately 4.3% of our Common Stock. As described above in "Summary of Terms of Securities Purchase Agreement – Number of Shares Sold," entities affiliated with Baker Brothers Investments intend to purchase 4,642,899 shares of our Common Stock in the Private Placement, which will result in the percentage ownership of Baker Brothers Investments and affiliated entities increasing to approximately 16.0% after completion of the Private Placement. Dr. Felix Baker and Julian Baker are managing partners of Baker Brothers Investments and have been members of our Board of Directors since May 1999.

As of April 2, 2004, persons and entities affiliated with the Tisch family currently own 3,041,100 shares of our Common Stock, representing beneficial ownership of approximately 15.3% of our Common Stock. As described above in "Summary of Terms of Securities Purchase Agreement – Number of Shares Sold," entities affiliated with the Tisch family intend to purchase 1,071,432 shares of our Common Stock in the Private Placement, which will result in the percentage ownership by persons and entities affiliated with the Tisch family decreasing to approximately 12.0% after completion of the Private Placement.

Nasdaq Stockholder Approval Requirement

We are subject to the rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to companies whose securities are traded on Nasdaq. Rule 4350(i)(1)(B) of the NASD rules (the "Change of Control Rule") requires companies that are listed on Nasdaq to obtain stockholder approval prior to issuing common stock if such issuance will result in a "change of control" of the issuer, as interpreted by Nasdaq. Under the existing Change of Control Rule, Nasdaq considers a number of factors in determining whether a change of control will occur as a result of a particular transaction, the most significant of which is the investor's post-transaction ownership and/or voting level. A pending proposal to amend the NASD rules would provide that a change of control will be deemed to have occurred if an investor acquires, or obtains the right to acquire, 20% or more of the common stock or the voting power of an issuer on a post-transaction basis (subject to certain exceptions).

As set forth in "Summary of Terms of Securities Purchase Agreement – Number of Shares Sold," the consummation of the Private Placement by the investors thereunder could potentially result in a "change of control" within the meaning of the Change of Control Rule and thus require stockholder approval.

One of the conditions of closing contained in the Securities Purchase Agreement is that we obtain stockholder approval of such agreement and the Private Placement. We have agreed to use our reasonable best efforts to obtain such approval. As a result, we are seeking stockholder approval at this time.

Required Vote

Approval of the above Proposal to approve the Private Placement requires the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting.

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of April 2, 2004, certain information with respect to the beneficial ownership of Common Stock by each person known by Neurogen to own beneficially more than five percent of its outstanding Common Stock, by each director and officer of Neurogen and by all directors and officers as a group:

	Amount and	Percent
	Nature of Beneficial	of
Beneficial Owner	Ownership (1)	Class (2)

Andrew H. Tisch (3)(4)	679,250	3.4%
Daniel R. Tisch (3)(4)	679,250	3.4%
James S. Tisch (3)(4)	679,250	3.4%
Thomas J. Tisch (3)(5)	979,250	4.9%
Joan H. Tisch (3)	24,100	*
Pfizer Inc	2,846,000	14.3%
235 East 42 nd Street
New York, NY 10017
Biotechnology Value Fund	2,531,849	12.7%
227 W. Monroe Street Suite 4800
Chicago, IL 60606
Oppenheimer Funds	2,006,400	10.1%
498 Seventh Ave.
New York, NY 10018
Merck Sharp & Dohme Limited	1,783,252	9.0%
Hertford Road
Hoddesdon, Hertfordshire
EN11 9BU United Kingdom
Wellington Management Company, LLP	1,123,300	5.6%
75 State Street
Boston, MA 02109
Alan J. Hutchison, Ph.D. (6)	319,464	1.6%
Stephen R. Davis (7)	218,441	1.1%
William H. Koster, Ph.D. (8)	295,978	1.5%
James V. Cassella, Ph.D. (9)	187,750	*
Kenneth R. Shaw, Ph.D. (10)	169,750	*
James E. Krause, Ph.D. (11)	118,880	*
Julian C. Baker (3)(12)	804,800	4.0%
Felix J. Baker, Ph.D. (3)(13)	793,792	4.0%
Eran Broshy (14)	6,116	*
Frank C. Carlucci (15)(16)	179,991	*
John Simon (17)(18)	105,004	*
Mark Novitch, Ph.D. (19)	87,499	*
Barry M. Bloom, Ph.D. (20)	55,499	*
Suzanne Woolsey, Ph.D. (21)(22)	50,082	*
Robert N. Butler, Ph.D. (23)	40,857	*
Craig Saxton, M.D. (24)	25,675	*
All officers and directors As a group (16 persons) (25)	2,717,978	12.7%
* Less than one percent (1%)
  Share ownership in each case includes shares issuable upon exercisable of outstanding common stock options exercisable within 60 days of April 2, 2004.
   Percentage of the outstanding shares of Common Stock, treating as outstanding for each beneficial owner all shares of Common Stock which such beneficial owner has indicated are issuable under stock options exercisable within 60 days of April 2, 2004.
   The address of each person is 667 Madison Ave., New York, NY 10021, except for Daniel R. Tisch whose address is 500 Park Ave., New York, NY 10022 and Joan H. Tisch whose address is 655 Madison Ave., 19th Fl., New York, NY 10021.
  Includes 679,250 shares as to which he has sole voting power and sole dispositive power.
  Includes 979,250 shares as to which he has sole voting power and sole dispositive power.
   Includes 264,982 shares of Common Stock that Alan J. Hutchison, Ph.D. has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 50,000 shares of unvested restricted stock.
   Includes 163,000 shares of Common Stock that Stephen R. Davis has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 50,000 shares of unvested restricted stock.
   Includes 182,500 shares of Common Stock that William H. Koster, Ph.D. has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 100,000 shares of restricted stock of which 10,000 shares are vested and 10,000 shares are owned directly.
   Includes 167,875 shares of Common Stock that James V. Cassella, Ph.D. has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 15,000 shares of unvested restricted stock.
   Includes 154,750 shares of Common Stock that Kenneth R. Shaw, Ph.D. has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 15,000 shares of unvested restricted stock.
   Includes 99,252 shares of Common Stock that James E. Krause, Ph.D. has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 15,000 shares of unvested restricted stock.
   Includes 741,600 shares as to which he has shared voting power and shared dispositive power and 47,000 shares of Common Stock that he has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 16,200 shares as to which he has sole voting power.
   Includes 741,600 shares as to which he has shared voting power and shared dispositive power and 47,500 shares of Common Stock that he has the right to acquire under stock options exercisable within 60 days of April 2, 2004 and 4,692 shares as to which he has sole voting power.
  Includes 6,116 shares of Common Stock that Eran Broshy has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
  Includes 40,000 shares of Common Stock owned by Frank Carlucci's wife.
   Includes 53,666 shares of Common Stock that Frank Carlucci has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Does not include shares of Common Stock held by Allen & Company Incorporated and by persons and entities which may be deemed to be affiliated with Allen & Company Incorporated, of which shares John Simon disclaims beneficial ownership.
   Includes 51,500 shares of Common Stock that John Simon has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 53,499 shares of Common Stock that Mark Novitch, M.D., has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 44,499 shares of Common Stock that Barry M. Bloom, Ph.D., has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 31,500 shares of Common Stock that Suzanne Woolsey, Ph.D., has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 18,582 shares of Common Stock that the Suzanne H. Woolsey Trust has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
  Includes 38,857 shares of Common Stock that Robert N. Butler, M.D., has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 25,675 shares of Common Stock that Craig Saxton, M.D., has the right to acquire under stock options exercisable within 60 days of April 2, 2004.
   Includes 1,450,753 shares of Common Stock that officers and directors have the right to acquire under stock options exercisable within 60 days of April 2, 2004.

The information above with respect to Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Joan H. Tisch, Julian C. Baker and Felix J. Baker has been provided to Neurogen by such persons.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" certain information into this Proxy Statement. By incorporation by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference into this Proxy Statement the document listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting:

  Our Current Reports on Form 8-K filed with the SEC on March 29, 2004.

To the extent that any statement in this Proxy Statement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this Proxy Statement, the statement in this Proxy Statement shall supercede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this Proxy Statement.

The Company will provide, without charge, to each person to whom the Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference into this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Proxy Statement incorporates). Requests should directed to: Corporate Secretary, Neurogen Corporation, 35 Northeast Industrial Road, Branford, CT 06405, (203) 488-8201.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be submitted to the Special Meeting. If, however, any other business should properly come before the Special Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by proxy to do otherwise.

We do not expect representatives of PricewaterhouseCoopers, LLP, our independent accountants, to be present at the special meeting.

By Order of the Board of Directors

/s/ Stephen R. Davis
-------------------------------------
Stephen R. Davis
Secretary

April 8, 2004

Special Meeting Proxy Card

NEUROGEN CORPORATION
35 Northeast Industrial Road
Branford, Connecticut 06405

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints and authorizes William H. Koster and Stephen R. Davis, or each of them, with all powers of substitution and revocation as attorneys and proxies to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote the shares of Common Stock of Neurogen Corporation (the "Company") held of record by the undersigned on April 5, 2004, at the Special Meeting of Stockholders of Neurogen Corporation, which is being held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, 10019, on April 19, 2004, at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth on the reverse, and, in their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE PROPOSAL:
APPROVAL OF PRIVATE PLACEMENT:

Please vote, sign, and date and promptly return this proxy in the enclosed envelope which is postage-prepaid if mailed in the United States.

Please mark your vote in blue or black ink as shown here	[X]

PROPOSAL:

To consider and vote upon a proposal to:	FOR	AGAINST	ABSTAIN

1.

To approve the issuance and sale, in a private placement, of approximately $100 million of our common stock, par value $0.025 per share, or 14,285,760 shares, at a price of $7.00 per share, pursuant to a Securities Purchase Agreement dated March 19, 2004, by and between Neurogen Corporation, Warburg Pincus Private Equity VIII, L.P., entities affiliated with Baker Brothers Investments and entities affiliated with the Tisch family, as amended by a letter agreement dated as of March 26, 2004.

	[ ]	[ ]	[ ]

 THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INCLUDED, WILL BE VOTED TO APPROVE THE PROPOSAL: APPROVAL OF PRIVATE PLACEMENT

Signature of Stockholder: ________________ Date: _____ Signature of Stockholder: _________________ Date: _____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.